PRESS RELEASE – FOR IMMEDIATE RELEASE

CONTACT:	Alan D. Maximiuk, Chief Financial Officer

(248) 737-4190

AGREE REALTY CORPORATION
REPORTS OPERATING RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2012

Fourth Quarter and Full Year Financial and Operating Results:

•	Increased funds from operations for the quarter by 27%, and 6% year over year
•	Increased total revenues for the quarter by 24%, and 14% year over year
•	Acquired 25 single tenant net leased properties in 2012 for $81.5 million
•	Commenced seven development projects for four leading retailers
•	Sold six non-core properties for $16 million including three Kmart anchored shopping centers which reduced Kmart annualized base rentals by 29%
•	Portfolio occupancy increased approximately 6% to 98% at December 31, 2012 from 92.7% at December 31, 2011
•	Paid $0.40 per share quarterly dividend on January 2, 2013

FARMINGTON HILLS, MI (February 27, 2013) - Agree Realty Corporation (NYSE: ADC) today announced results for the quarter and full year ended December 31, 2012. Fourth quarter funds from operations (FFO) increased approximately 27% year over year to $6,081,000 compared with FFO for the fourth quarter of 2011 of $4,786,000. FFO per diluted share for the fourth quarter of 2012 was $0.52 compared with FFO per diluted share of $0.48 for the fourth quarter of 2011.

For the year ended December 31, 2012, FFO increased to $23,363,000 compared with FFO, as adjusted, for the year ended December 31, 2011 of $22,018,000. FFO per diluted share for the year ended December 31, 2012 was $2.03 compared with FFO per diluted share, as adjusted, of $2.20 for the year ended December 31, 2011. FFO and FFO per diluted share were impacted by the increase in the weighted average shares outstanding as the result of the common share offering in January 2012, the timing of investment activity, the disposition of various non-core properties and the impact of the Borders bankruptcy in February 2011.

Fourth quarter adjusted funds from operations (AFFO) increased to $6,065,000 compared with AFFO for the fourth quarter of 2011 of $4,833,000. AFFO per diluted share for the fourth quarter of 2012 was $.52 compared to AFFO per diluted share of $.48 for the fourth quarter of 2011.

For the year ended December 31, 2012, AFFO increased to $23,933,000 compared with AFFO, as adjusted, for the year ended December 31, 2011 of $22,447,000. AFFO per diluted share for the twelve months of 2012 was $2.08 compared to AFFO per diluted share, as adjusted, of $2.24 for the twelve months of 2011. AFFO and AFFO per diluted share were impacted by the increase in the weighted average shares outstanding as the result of the common share offering in January 2012, the timing of investment activity, the disposition of various non-core properties and the impact of the Borders bankruptcy in February 2011.

Net income for the fourth quarter of 2012 increased to $4,747,000, or $0.41 per diluted share, compared to net income for the fourth quarter of 2011 of $3,221,000, or $.32 per diluted share. Total revenues increased 24%, or $1,835,000, to $9,578,000, compared with total revenues of $7,743,000 in the fourth quarter of 2011.

For the year ended December 31, 2012, net income increased to $18,603,000, or $1.62 per diluted share, compared with net income for the comparable period last year of $9,889,000, or $.99 per diluted share. Total revenues increased 14% to $35,789,000 compared with total revenues of $31,408,000 for the comparable period last year.

“I am extremely pleased to report positive operating results for year. We continue to improve and expand our portfolio, while growing revenues and FFO. The Company had a record year for new property acquisitions, investing over $81 million in 25 assets, adding 11 new industry leading tenants to our portfolio. Simultaneously, we continue to expand our development pipeline with seven commencements in 2012. Additionally, our balance sheet and liquidity remain in excellent condition. During 2012, we took advantage of the low interest rate environment and permanently secured or refinanced $71.5 million in long-term debt, as well as closed on the recast of our credit facility extending the term and reducing the interest rate,” said Joey Agree, President and Chief Executive Officer. “We are well prepared to pursue opportunities in 2013 that will further expand, enhance and diversify our portfolio.”

More information about the Company’s calculations of FFO and AFFO, as well as reconciliations of net income (in accordance with generally accepted accounting principles) to FFO, FFO, as adjusted, AFFO, and AFFO, as adjusted, is included in the financial tables accompanying this press release.  For 2011, the Company calculated FFO, as adjusted, and AFFO, as adjusted, which exclude from FFO and AFFO, respectively, certain non-recurring gain items that the Company does not believe are reasonably likely to occur within two years.

Acquisitions

The Company acquired 25 single tenant properties during 2012 for a total of approximately $81.5 million. The Company acquired 11 retail properties during the fourth quarter for approximately $31.8 million. The single tenant properties acquired during the fourth quarter are net leased to Mattress Firm in Morrow, Georgia; Harris Teeter in Charlotte, North Carolina; Dollar General Market in Lyons, Georgia; Big Lots in Fuquay-Varina, North Carolina; AutoZone in Minneapolis, Minnesota; LA Fitness in Lake Zurich, Illinois; Advance Auto Parts in Lebanon, Virginia; and a portfolio of four Applebee’s located in Harlingen, Texas; Wichita Falls, Texas; and two in Pensacola, Florida.

Development/Redevelopment

In December 2012, the Company closed on the acquisition of a building in Ann Arbor, Michigan for redevelopment. The 18,000 square foot building is located on the central campus of the University of Michigan. The redevelopment, which is pre-leased to the industry leader in the retail pharmacy sector, is expected to be completed by the second quarter of 2014. The purchase price was $5.8 million.

During 2012, the Company closed on three parcels of land that are under development for Wawa gas and convenience stores with anticipated rent commencements during 2013. In May 2012, the Company closed on the acquisition of a parcel of land in Kissimmee, Florida for the development of a Wawa convenience store. Rent under the ground lease is expected to commence early in the second quarter of 2013. In August 2012, the Company closed on the acquisition of a parcel of land in Pinellas Park, Florida to be developed for Wawa under a ground lease with the Company. Rent is anticipated to commence in the second quarter of 2013. In addition, the Company announced that it closed on the acquisition of a parcel of land in Casselberry, Florida for development expected to be completed by the fourth quarter of 2013.

Construction activity continues at the Rancho Cordova, California property being developed for Walgreens with rent expected to commence in the second quarter of 2013.

In November 2011, the Company announced that it had closed on the acquisition of a parcel of land in Southfield, Michigan to be ground leased to McDonald’s. McDonald’s completed the construction of the restaurant and opened in May 2012. The Company closed on the acquisition of a land parcel in Venice, Florida in May 2012 to ground lease to JPMorgan Chase Bank. Chase constructed a retail bank branch on the site and rent started in the fourth quarter of 2012. Miner’s Super One Foods at Ironwood Commons Center opened in the expansion during the fourth quarter of 2012.

Dispositions

The Company sold six non-core assets during 2012. Aggregate proceeds from the dispositions were approximately $16,100,000. The dispositions included two vacant single tenant retail properties for approximately $4,460,000, a vacant office property for approximately $650,000 as well as three Kmart anchored shopping centers: Plymouth Commons in Plymouth, Wisconsin, Shawano Plaza in Shawano, Wisconsin and Charlevoix Commons in Charlevoix, Michigan for approximately $10,975,000. The sale of the three Kmart anchored shopping centers reduced the Company’s annualized base rentals attributable to Kmart by approximately 29%.

Portfolio

At December 31, 2012, the Company’s portfolio consisted of 109 properties located in 27 states with a total of approximately 3.3 million square feet of gross leasable space. The portfolio was approximately 98% leased at the end of the quarter. Total assets were $370,093,000.

The Company’s construction in progress balance totaled approximately $18,981,000 at December 31, 2012.

Major Tenants

The following is a breakdown of base rents in effect at December 31, 2012 for each of the Company’s major tenants:

Tenant	Annualized Base Rent	Percent of Total Base Rent
Walgreens	$11,494,744	30%
Kmart	2,748,691	7%
CVS	2,463,490	7%
Total	$16,706,925	44%

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at December 31, 2012 for each type of retail tenant:

Type of Tenant	Annualized Base Rent	Percent of Base Rent
National	$33,408,661	88%
Regional	$3,508,638	9%
Local	$1,210,481	3%
Total	$38,127,780	100%

Lease Expirations

The following table, as of December 31, 2012, sets forth lease expirations for the next 10 years for the Company’s portfolio, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

		Gross Leasable Area		Annualized Base Rent
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Amount	Percent of Total

2013	14	295,622	9.2%	$1,044,724	2.7%
2014	18	288,569	9.0%	1,429,933	3.8%
2015	20	506,682	15.8%	2,536,788	6.7%
2016	15	108,341	3.4%	1,011,132	2.6%
2017	11	88,369	2.7%	1,580,510	4.1%
2018	11	136,841	4.3%	1,704,739	4.5%
2019	7	85,170	2.6%	1,820,559	4.8%
2020	5	114,101	3.6%	1,101,778	2.9%
2021	11	204,568	6.4%	3,670,185	9.6%
2022	5	156,212	4.9%	1,166,390	3.1%
Thereafter	67	1,220,391	38.1%	21,061,042	55.2%
Total	184	3,204,866	100.0%	$38,127,780	100.0%

Capital Markets/Balance Sheet

During 2012, the Company raised or refinanced $156.5 million of total debt, including $71.5 million of long-term mortgage debt in 2012 at a weighted-average fixed annual rate of 3.22%, including the effect of interest swap agreements. The Company currently has a weighted-average mortgage debt maturity of 5.7 years and no aggregate annual maturities exceeding $10 million until 2017.

The Company closed on an amended and restated $22.9 million term loan in June 2012 to replace its existing 3.74% term loan. The term loan will mature May 2019, inclusive of a two year extension, at the Company’s election, which is subject to customary conditions. The Company entered into a forward interest rate agreement to fix the interest rate at 3.62% for the period July 2013 until maturity.

The Company entered into a new $25,000,000 secured financing with PNC Bank, National Association in December 2012. The non-recourse loan is secured by 11 single tenant properties. The interest rate has been swapped to a fixed rate of 2.49% and will mature April 2018.

The Company also closed on a $23,640,000 secured CMBS financing with Morgan Stanley in December 2012. The 10-year, non-recourse loan is secured by 12 single tenant properties. The loan bears interest at 3.60% and matures in January 2023.

The Company also entered into an amendment to its $85 million unsecured revolving credit facility in December 2012. The amendment extended the facility’s maturity to October 2015 and provides for two one-year options to extend the maturity, at the Company’s discretion, to October 2017, subject to customary conditions. Annual interest rates on borrowings under the amended facility have been reduced to LIBOR plus 150 to 215 basis points, depending on the Company’s leverage ratio. The facility includes a $50 million accordion feature to increase capacity to $135 million, subject to certain conditions, to accommodate the Company’s business plans.

In January 2013, the Company completed an underwritten public offering of a total of 1,725,000 shares of common stock, including the full exercise of the underwriter’s over-allotment option, resulting in net proceeds to the Company of approximately $44.9 million.

The Company’s debt to total enterprise value was approximately 34% as of December 31, 2012. The Company’s debt to total enterprise value decreased to approximately 24% after taking in account the proceeds from the common stock offering being used to reduce amounts outstanding under the Company’s credit facility. Enterprise value is calculated as the sum of mortgages payable and notes payable and the market value of the Company’s outstanding shares of common stock, assuming conversion of operating partnership units.

Dividend

The Company paid a cash dividend of $0.40 per share on January 2, 2013 to shareholders of record on December 17, 2012. The dividend is equivalent to an annualized dividend of $1.60 per share and represents a payout ratio of 77% of FFO for the quarter.

Outstanding Shares and Operating Partnership Units

For the three months and year ended December 31, 2012, the Company’s fully diluted weighted average shares outstanding were 11,263,680 and 11,136,910. The basic weighted average shares outstanding for the three months and year ended December 31, 2012 were 11,185,864 and 11,071,318.

The Company’s assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of December 31, 2012, there were 347,619 operating partnership units outstanding and the Company held a 97.05% interest.

Conference Call/Webcast

Agree Realty Corporation will host a live broadcast of its fourth quarter 2012 conference call on Thursday, February 28, 2013 at 9:00 a.m. eastern time, to discuss its financial and operating results. The live broadcast will be available online at: http://www.videonewswire.com/event.asp?id=92093 and also by telephone at USA Toll Free: 1-800-860-2442 and International:1-412-858-4600. A replay will be available shortly after the call by telephone at US Toll Free:1-877-344-7529/Conference #10024722 or International Toll:1-412-317-0088/Conference #10024722 until May 31, 2013.

About Agree Realty Corporation

Agree Realty Corporation is primarily engaged in the acquisition and development of single tenant properties leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 112 properties, located in 29 states and containing approximately 3.3 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC.”

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2011. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com.

Agree Realty Corporation

Operating Results (in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Minimum rents	$9,103	$7,414	$33,541	$28,359
Percentage rent	5	12	27	35
Operating cost reimbursements	470	278	2,161	1,969
Development fee income	-	-	-	895
Other income	-	39	60	150
Total Revenues	9,578	7,743	35,789	31,408
Expenses:
Real estate taxes	539	470	1,903	1,899
Property operating expenses	291	267	1,102	1,176
Land lease payments	106	181	574	722
General and administration	1,529	1,609	5,682	5,662
Depreciation and amortization	1,683	1,374	6,470	5,416
Impairment charge	-	-	-	600
Total Operating Expenses	4,148	3,901	15,731	15,475
Income from Operations	5,430	3,842	20,058	15,933
Other Income (Expense)
Interest expense	(1,508)	(1,072)	(5,134)	(3,957)
Gain on extinguishment of debt	-	-	-	2,360
Income Before Discontinued Operations	3,922	2,770	14,924	14,336
Gain on sale of asset from discontinued operations	350	110	2,097	110
Income (Loss) from discontinued operations	475	341	1,582	(4,557)
Net Income	4,747	3,221	18,603	9,889
Net income attributable to non-controlling interest	140	110	554	338
Net Income Attributable to Agree Realty Corporation	4,607	3,111	18,049	9,551
Other Comprehensive Income (Loss) , Net of $(0), $4, $(21) and $6
Attributable to Non-Controlling Interest	(4)	125	(687)	158
Total Comprehensive Income Attributable to Agree Realty Corporation	$4,603	$3,236	$17,362	$9,709

Basic Earnings (Loss) Per Share
Continuing operations	$0.34	$0.28	$1.31	$1.44
Discontinued operations	0.07	0.04	0.32	(0.45)
	$0.41	$0.32	$1.63	$0.99

Dilutive Earnings (Loss) Per Share
Continuing operations	$0.34	$0.28	$1.30	$1.43
Discontinued operations	0.07	0.04	0.32	(0.44)
	$0.41	$0.32	$1.62	$0.99

Weighted Average Number of Common Shares Outstanding - Basic	11,186	9,635	11,071	9,637

Weighted Average Number of Common Shares Outstanding - Dilutive	11,264	9,685	11,137	9,681

Agree Realty Corporation

Funds from Operations (in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$4,747	$3,221	$18,603	$9,889
Depreciation of real estate assets	1,452	1,504	5,726	6,005
Amortization of leasing costs	28	31	106	272
Amortization of lease intangibles	204	140	1,025	519
Impairment charge	-	-	-	13,500
Gain on sale of assets	(350)	(110)	(2,097)	(110)
Funds from Operations	$6,081	4,786	$23,363	30,075
Gain on extinguishment of debt	-	-	-	(2,360)
Deferred revenue recognition	-	-	-	(5,697)
Funds from Operations, as adjusted	$6,081	$4,786	$23,363	$22,018

Funds from Operations Per Share - Dilutive	$0.52	$0.48	$2.03	$3.00

Funds from Operations Per Share - Dilutive, as adjusted	$0.52	$0.48	$2.03	$2.20
Weighted Average Number of Common Shares Outstanding - Dilutive	11,611	10,033	11,485	10,029

Adjusted Funds from Operations (in thousands, except per share amounts)

(Unaudited)

Reconciliation of Adjusted Funds from Operations to Net Income: (1)
Net income	$4,747	$3,221	$18,603	$9,889
Cumulative adjustments to calculate FFO	1,334	1,565	4,760	20,186
Funds from Operations	6,081	4,786	23,363	30,075
Straight-line accrued rent	(240)	(114)	(738)	(263)
Deferred revenue recognition	(115)	(116)	(463)	(6,416)
Stock based compensation expense	421	322	1,657	1,364
Amortization of mortgage financing costs	86	30	285	122
Capitalized building improvements	(168)	(75)	(171)	(75)
Adjusted Funds from Operations	$6,065	4,833	$23,933	24,807
Gain on extinguishment of debt	-	-	-	(2,360)
Adjusted Funds from Operations, as adjusted	$6,065	$4,833	$23,933	$22,447

Adjusted Funds from Operations Per Share - Dilutive	$0.52	$0.48	$2.08	$2.47

Adjusted Funds from Operations Per Share - Dilutive, as adjusted	$0.52	$0.48	$2.08	$2.24

Supplemental Information:
Scheduled principal repayments	$836	$770	$3,165	$3,575

(1)           FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Adjusted Funds from Operations (“AFFO”) is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP. AFFO should not be considered an alternative to net earnings, as an indication of the company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers AFFO a useful supplemental measure of the company’s performance. The company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation

Consolidated Balance Sheets (in thousands)

(Unaudited)

	December 31,	December 31,
	2012	2011
Assets:
Land	$134,741	$108,673
Buildings	240,204	229,821
Accumulated depreciation	(58,509)	(68,590)
Property under development	18,981	1,580
Property held for sale	4,538	-
Cash and cash equivalents	1,270	2,003
Accounts receivable	2,160	802
Deferred costs, net of amortization	24,895	18,692
Other assets	1,813	963
Total Assets	$370,093	$293,944

Liabilities
Mortgages payable	$117,376	$62,854
Notes payable	43,530	56,444
Deferred revenue	1,931	2,394
Dividends and distributions payable	4,710	4,071
Other liabilities	4,581	5,957
Total Liabilities	172,128	131,720

Stockholder's Equity
Common stock (11,436,044 and 9,851,914 shares)	1	1
Additional paid-in capital	217,769	181,070
Deficit	(21,167)	(20,919)
Accumulated other comprehensive income (loss)	(1,294)	(607)
Non-controlling interest	2,656	2,679
Total Stockholder's Equity	197,965	162,224
	$370,093	$293,944